Exhibit 99.1

Nexeo Solutions Holdings, LLC

Management Adjusted EBITDA Reconciliation

(in millions)

	Q2FY14	Q3FY14	Q4 FY14	Q1 FY15	LTM	Pro Forma 12/31/2014 LTM (2)
Net Income (Loss) Attributable to Nexeo Solutions (1)	$(0.2)	$5.3	$(4.2)	$(6.7)	$(5.8)	$(3.6)
Net Loss Attributable to Noncontrolling Interest	(0.2)	(0.1)	(0.1)	—	(0.4)	(0.4)
Interest	15.7	17.1	16.5	16.4	65.7	66.3
Taxes (1)	0.9	0.8	3.3	(0.9)	4.1	4.1
Depreciation and Amortization (1)	14.1	14.4	13.5	12.9	54.9	55.0
EBITDA from continuing operations	30.3	37.5	29.0	21.7	118.5	121.4
Management add-backs (1)(3)	4.1	5.0	8.6	6.7	24.4	24.4
Foreign exchange (gains) losses, net (1)(4)	1.6	(0.3)	(0.2)	1.2	2.3	2.3
Management fees (5)	1.4	1.2	1.2	1.4	5.2	5.2
Compensation expense related to management equity plan (non-cash)	0.3	0.3	0.1	0.3	1.0	1.0
Transaction and other one-time items (1)(6)	4.4	(0.6)	1.2	0.5	5.5	14.0
Management Adjusted EBITDA from continuing operations	$42.1	$43.1	$39.9	$31.8	$156.9	$168.3
Adjustments associated with discontinued operations:
Pre-tax gain on Composites Sale (2)	—	—	15.5	—	15.5
Management Adjusted EBITDA from discontinued operations (7)	2.0	3.0	(1.0)	(0.8)	3.2
Total Management Adjusted EBITDA	$44.1	$46.1	$54.4	$31.0	$175.6

(1)              Reflects the impact of discontinued operations.

(2)              Effective April 1, 2014, the Company acquired 100% of the outstanding shares of Archway Sales, Inc., a Missouri corporation (“Archway”), and substantially all of the assets of JACAAB, LLC (“JACAAB”), a related business of Archway (the “Archway Acquisition”). On July 1, 2014, the Company sold its North American composites operations (the “Composites Sale”). Pro forma Management Adjusted EBITDA for the twelve months ended December 31, 2014 reflects (i) the full contribution of Archway and JACAAB and (ii) the estimated impact of costs actions initiated as a result of the Composites Sale. The pro forma financial information was derived from unaudited financial statements and information of (i) Archway and JACAAB and (ii) the Company’s North American composites operations, each for the twelve months ended December 31, 2014. Pro forma results are not necessarily indicative of either future results of operations or results that might have been achieved had the acquisitions and the disposition been completed at the beginning of the period.

(3)              Management adjustments associated with integration, transition, restructuring and transformational activities.

(4)              Includes net realized and unrealized foreign exchange gains and losses.

(5)              Management, monitoring, consulting and leverage fees, per the agreement with TPG Capital, L.P.

(6)              Professional and transaction costs related to the CSD Acquisition, the Archway Acquisition, other potential acquisitions and other one-time items.

(7)              Includes typical management adjustments related to foreign exchange gains and losses, and transaction and other one-time items.

Non-GAAP Financial Measure and Related Information

The above table contains non-GAAP financial measures as such term is defined in Regulation G under the rules of the Securities and Exchange Commission. While we believe these non-GAAP financial measures are useful in evaluating the Company, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Further, these non-GAAP financial measures may differ from similarly titled measures presented by other companies. In addition, Management Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not include certain cash requirements such as interest payments, tax payments and debt service requirements. Moreover, Management Adjusted EBITDA as presented for financial reporting purposes herein, although similar, is not the same as similar terms in the applicable covenants in our ABL Facility, Term Loan Facility or our senior subordinated notes.